EXHIBIT (4)(b)

FORM OF RIDER (5 FOR LIFE)

A Stock Company (Hereafter called the Company, we, our or us)	Home Office located at: 4 Manhattanville Road, Purchase, New York 10577 [Adm. Office located at: 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499 (319) 398-8511]

GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

This rider is issued as a part of the policy (contract) to which it is attached. Policy refers to the individual policy if the rider is attached to an individual annuity or the group certificate if the rider is attached to a group annuity.

Rider Data Specification

Policy Number:	[07- 12345]
Rider Date:	[07-02-2004]
“For Life” Withdrawal Percentage:*	[5.00%]
Rider Fee Percentage:	[0.60%]

*	If the annuitant is not yet 59 on the rider date, then this percentage will be zero until the January 1st following the annuitant’s 59th birthday.

ARTICLE I

This rider provides you with a Guaranteed Minimum Withdrawal Benefit prior to the Annuity Commencement Date of the policy to which the rider is attached. The Guaranteed Minimum Withdrawal Benefit is described in Article II.

Beginning on January 1st following the annuitant’s 59th birthday, you can withdraw an amount equal to the “For Life” Withdrawal Percentage shown above, of the total withdrawal base each rider year until the later of the annuitant’s death or until your minimum remaining withdrawal amount reaches zero.

This rider is not available for an existing qualified policy which has been continued by a surviving spouse or beneficiary as the new owner. This rider will terminate upon the annuitant’s death, upon surrender of the policy, upon our receipt of your election to upgrade (as described in Article III of this rider), upon transfer of funds out of the designated funds (shown on the application which is attached to and made part of the policy) after the fifth rider anniversary (transfers, as provided for in the base policy, out of the designated funds are prohibited prior to the fifth rider anniversary), or upon receipt of your election to receive annuity payments under your policy. This rider will also terminate if the policy to which this rider is attached is assigned or if the owner is changed without our approval.

You can terminate this rider any time after the fifth rider anniversary. However, you should consider the availability of any rider guarantees prior to surrendering your policy.

A rider fee will be deducted on each rider anniversary and upon rider termination as described below.

DEFINITIONS:

Terms used that are not defined in this rider shall have the same meaning as those in your base policy.

Guaranteed Minimum Withdrawal Benefit

We guarantee that you may withdraw up to the maximum annual withdrawal amount each year regardless of the policy value until the annuitant’s death.

Gross Partial Withdrawal

The amount which will be deducted from your policy value as a result of each partial withdrawal.

Maximum Annual Withdrawal Amount

The maximum amount you may withdraw, under the Guaranteed Minimum Withdrawal Benefit, each year regardless of the policy value until the death of the annuitant.

Rider Anniversary

The anniversary of the rider date.

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ARTICLE I CONTINUED

Rider Fee

The rider fee is the rider fee percentage referenced above, multiplied by the total withdrawal base at the time the fee is deducted. This fee will be deducted from each subaccount in proportion to the amount of policy value in that subaccount on each rider anniversary. A portion of this fee will also be deducted when the rider is terminated based on the number of days that have elapsed since it was last deducted.

Rider Year

Each twelve-month period following the rider date.

Total Withdrawal Base

The total withdrawal base on the rider date is equal to the policy value. After the rider date, the total withdrawal base is equal to the total withdrawal base on the rider date, plus the full amount of any premiums added after the rider date, less any adjustments for withdrawals described in Article II of this rider.

ARTICLE II

FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT

We guarantee that you may withdraw up to the maximum annual withdrawal amount each year regardless of the policy value until the annuitant’s death. Any amount you withdraw in excess of the maximum annual withdrawal amount may impact the total withdrawal base, and minimum remaining withdrawal amount on a greater than dollar-for-dollar basis.

Example (Based on a 5% “For Life” withdrawal percentage)

Assume you are the owner and annuitant and make a single premium payment of $100,000 when you are 55 years old. Assume you do not make any withdrawals or additional premium payments. Assume that after five rider years, your policy value has declined to $50,000 solely because of negative investment performance. You could still withdraw up to $5,000 each rider year for the rest of your life (assuming that you do not withdraw more that $5,000 in any one rider year).

Please see the Appendix attached to this rider which illustrates the withdrawal benefit.

On the rider date, if the annuitant is age 59 or older, you can begin withdrawals. The amount of the withdrawal may be pro-rated as described below. Starting on January 1st of the calendar year following the annuitant’s 59th birthday, you can withdraw up to the maximum annual withdrawal amount each rider year until the annuitant’s death.

Withdrawals will reduce the policy value of the base policy to which this rider is attached. Once the policy value equals zero, you cannot make subsequent premium payments and all other policy features, benefits and guarantees are terminated except those provided by this rider. Withdrawals guaranteed by this rider can be continued by selecting an amount and frequency of payment in a manner acceptable to us. Once the payment amount and frequency are established, they cannot be changed and no additional withdrawals will be paid.

The Guaranteed Minimum Withdrawal Benefit can only be taken as a withdrawal benefit and it does not increase the policy value.

Maximum Annual Withdrawal Amount

On the rider date the maximum annual withdrawal amount will be equal to A multiplied by B multiplied by C where:

A)	is the total withdrawal base on the rider date,

B)	is the “For Life” withdrawal percentage shown on page 1. If the annuitant is not yet 59 on the rider date, this percentage will be equal to 0%, and

C)	is equal to the number of days between the rider date and January 1st of the next calendar year, divided by the number of days in the current calendar year.

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ARTICLE II CONTINUED

On January 1st of each subsequent calendar year following the rider date, the maximum annual withdrawal amount will be reset equal to the greater of 1 and 2 where:

1)	is A multiplied by B where:

A)	is the total withdrawal base as of this date, and

B)	is the “For Life” withdrawal percentage shown on page 1. If the annuitant is not yet 59 on January 1st of the current calendar year, this percentage will be equal to 0%.

2)	is an amount equal to the minimum required distribution amount for the base policy to which this rider is attached for the current calendar year using the annuitant’s age only if all of the following are true:

A)	the base policy to which this rider is attached is a tax-qualified policy for which IRS minimum required distributions are required,

B)	the minimum required distributions do not start prior to the annuitant’s attained age 70 1/2,

C)	the minimum required distributions are based on either the Uniform Lifetime table or the Joint Life and Last Survivor Expectancy table,

D)	the minimum required distributions are based on the age of the living annuitant. The minimum required distributions can not be based on the age of someone who is deceased,

E)	the minimum required distributions are based only on the policy to which this rider is attached, and

F)	the minimum required distributions are only for the current calendar year. Amounts carried over from past calendar years are not considered.

If any of the above are not true, then 2) is equal to zero and the minimum required distribution is not available as a maximum annual withdrawal amount.

Minimum Remaining Withdrawal Amount

The minimum remaining withdrawal amount is the total minimum dollar amount of guaranteed withdrawals you have remaining, provided withdrawals do not exceed the maximum annual withdrawal amount each rider year. The minimum remaining withdrawal amount on the rider date is equal to the policy value. After the rider date, the minimum remaining withdrawal amount is equal to the minimum remaining withdrawal amount on the rider date, plus any premiums added after the rider date, less any adjustments for withdrawals described below.

Minimum Remaining Withdrawal Amount Adjustments

Gross partial withdrawals up to the maximum annual withdrawal amount will reduce the minimum remaining withdrawal amount by the same amount (dollar for dollar). Gross partial withdrawals in excess of the maximum annual withdrawal amount will reduce the minimum remaining withdrawal amount by the greater of:

1)	the excess gross partial withdrawal amount; and

2)	the result of (A divided by B), multiplied by C, where:

A	is the excess gross partial withdrawal (the amount in excess of the maximum annual withdrawal amount remaining prior to the withdrawal);

B	is the policy value after the maximum annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the minimum remaining withdrawal amount after the maximum annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount.

Total Withdrawal Base Adjustments

Gross partial withdrawals up to the maximum annual withdrawal amount will not reduce the total withdrawal base. Gross partial withdrawals in excess of the maximum annual withdrawal amount will reduce the total withdrawal base pro rata as shown in the formula below. The amount of the deduction is equal to the greater of:

1)	the excess gross partial withdrawal amount; and

2)	the result of (A divided by B), multiplied by C, where:

A	is the excess gross partial withdrawal (the amount in excess of the maximum annual withdrawal amount remaining prior to the withdrawal);

B	is the policy value after the maximum annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the total withdrawal base prior to the withdrawal of the excess amount.

Please see the Appendix attached to this rider which illustrates the withdrawal benefit.

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ARTICLE II CONTINUED

Death Benefits and Spousal Continuation

Upon the death of the annuitant, we will pay an additional death benefit amount equal to the excess, if any, of the minimum remaining withdrawal amount over the base policy death benefit and this rider will then terminate.

In the case of spousal joint owners where one spouse is the annuitant, if the spouse who is not the annuitant dies and the surviving spouse is the sole beneficiary, the surviving spouse may elect to continue the policy and rider and no additional death benefit will be paid under this rider.

In the case of non-spousal joint owners where an owner who is not the annuitant dies, the surviving owner (who is also the sole designated beneficiary) may elect to receive lifetime income payments instead of receiving any benefits applicable to the base policy. The lifetime income payments must begin no later than 1 year after the owner’s death and will be equal to the maximum annual withdrawal amount divided by the number of payments made per year. Once the payments begin, no additional premium payments will be accepted and no additional withdrawals will be paid. If these payments are elected but the annuitant dies before the minimum remaining withdrawal amount equals zero, the annuitant’s beneficiary will receive a death benefit equal to the minimum remaining withdrawal amount.

Designated Funds

If you elect this rider, you must allocate 100% of your initial premium payment and any subsequent premium payments into one or more of the designated funds. Until the fifth rider anniversary, you are prohibited from transferring any amount to a non-designated fund. After the fifth rider anniversary, you are not prohibited from transferring to a non-designated fund, however, if you do transfer any amount to a non-designated fund, this rider will terminate. You can generally transfer between the designated funds as permitted under your policy.

ARTICLE III

RIDER UPGRADE

You may elect, in writing, to upgrade the total withdrawal base to the policy value, after the fifth rider anniversary. At this same time, the minimum remaining withdrawal amounts will also be upgraded to the new policy value and the maximum annual withdrawal amounts will be recalculated based on the new total withdrawal base.

If an upgrade is elected, this rider will terminate and a new rider with the same features will be issued with a new rider date and its own rider fee percentage which may be higher than this rider’s rider fee percentage.

The new rider effective date will be the date the Company receives all information necessary, in a written form acceptable to the Company, to process the upgrade. The Company currently allows an upgrade at any time after the fifth rider anniversary. After your sixth rider anniversary, the Company reserves the right to limit upgrade requests to 30 calendar days after each rider anniversary.

Signed for us at our home office.

[/s/ Illegible]	[/s/ Illegible]
SECRETARY	PRESIDENT

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APPENDIX

EXAMPLE OF EFFECT OF WITHDRAWALS ON RIDER BENEFITS

The following examples illustrate the effect of withdrawals on Rider benefits. A withdrawal greater than the maximum annual withdrawal amount for the 5% For Life Withdrawal Guarantee is assumed at the end of year 1, A withdrawal equal to the maximum annual withdrawal amount for the 5% For Life Withdrawal Guarantee is assumed at the end of year 2. Another withdrawal greater than the maximum annual withdrawal amount for the 5% For Life Withdrawal Guarantee is assumed at the end of year 3. A withdrawal equal to the Minimum Required Distribution (MRD) is assumed at the end of year 10.

The initial Total Withdrawal Base and Minimum Remaining Withdrawal Amount are both $100,000. For this example, hypothetical policy values prior to each annual withdrawal are assumed to be $90,000 at the end of year 1, $95,000 at the end of year 2, $85,000 at the end of year 3, and $100,000 at the end of year 10.

The effect on the 5% For Life Withdrawal Guarantee is shown in succession in this example. Assume the rider is added to the policy on 7/2/2004 and the age of the annuitant is 60 years old. Minimum Required Distribution begins in 10 years for this example since they are required by age 70 1/2.

ADJUSTED PARTIAL WITHDRAWAL CALCULATIONS FOR GUARANTEED MINIMUM WITHDRAWAL BENEFIT:

Total Withdrawal Base. Gross partial withdrawals up to the maximum annual withdrawal amount will not reduce the total withdrawal base. Gross partial withdrawals in excess of the maximum annual withdrawal amount will reduce the total withdrawal base pro rata. The amount of the reduction due to the excess withdrawal is equal to the greater of:

1)	The excess gross partial withdrawal amount; and

2)	The result of (A / B) * C, where:

A	is the excess gross partial withdrawal (the amount in excess of the maximum annual withdrawal amount remaining prior to the withdrawal);

B	is the policy value after the maximum annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the total withdrawal base prior to the withdrawal of the excess amount.

Minimum Remaining Withdrawal Amount. Gross partial withdrawals up to the maximum annual withdrawal amount wilt reduce the minimum remaining withdrawal amount by the same amount (dollar-for-dollar). Gross partial withdrawals in excess of the maximum annual withdrawal amount will reduce the minimum remaining withdrawal amount pro rata. The amount of the reduction due to the excess withdrawal is equal to the greater of:

1)	The excess gross partial withdrawal amount; and

2)	The result of (A / B) * C, where:

A	is the excess gross partial withdrawal (the amount in excess of the maximum annual withdrawal amount remaining prior to the withdrawal);

B	is the policy value after the maximum annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the minimum remaining withdrawal amount after the maximum annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount.

When a withdrawal is taken, three parts of the guaranteed minimum withdrawal benefit can be effected:

1.	Minimum remaining withdrawal amount (“MRWA”)

2.	Total withdrawal base (“TWB”)

3.	Maximum annual withdrawal amount (“MAWA”)

Effects on 5% “For Life” MRWA, TWB, and MAWA:

Calendar Year 1:

TWB = $100,000

MRWA = $100,000

MAWA = 5% Withdrawal (WD) = Pro rata amount of $2,500.00

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Assumed WD = $7,000.00

Excess withdrawal (“EWD”) = $4,500.00 ($7,000.00 – $2,500.00)

Assumed Policy Value (PV) = $90,000.00

“For Life” minimum remaining withdrawal amount after WD:

Step One. What is the pro rata amount of the 5% for life withdrawal?

1.	Since the rider was added on 7/2/2004, there are 183 days left in the year.

2.	5% * 183/366 = 2.50% is the pro rata portion of the 5% for life withdrawal available in this year.

3.	$100,000 * 2.50% = $2,500.00

Step Two. Is any portion of the total withdrawal greater than the maximum annual withdrawal amount?

Yes. $7,000.00 – $2,500.00 = $4,500.00 (the excess withdrawal amount)

Step Three. How much of the minimum remaining withdrawal amount is effected by the excess withdrawal?

1.	Formula for pro rata amount is (EWD / (PV – MAWA)) * (MRWA – MAWA)

2.	($4,500.00 / ($90,000.00 – $2,500.00)) * ($100,000 – $2,500.00) = $5,014.29

Step Four. Which is larger, the actual $4,500.00 excess withdrawal or the $5,014.29 pro rata amount?

$5,014.29 pro rata amount

Step Five. What is the minimum remaining withdrawal amount after the withdrawal has been taken?

1.	Total to deduct from the minimum remaining withdrawal amount is $2,500 (MAWA) + $5,014.29 (pro rata excess) = $7,514.29

2.	$100,000 – $7,514.29 = $92,485.71

“For Life” total withdrawal base after WD:

Step One. The total withdrawal base is only reduced by amount of the excess or the pro rata amount if greater.

Step Two. Calculate how much the total withdrawal base is effected by the excess withdrawal.

1.	The formula is (EWD / (PV – MAWA)) * TWB before any adjustments

2.	($4,500.00 / ($90,000 – $2,500.00)) * $100,000 = $5,142.86

Step Three. Which is larger, the actual $4,500.00 excess withdrawal or the $5,142.86 pro rata amount?

$5,142.86 pro rata amount

Step Four. What is the new total withdrawal base upon which the maximum annual withdrawal amount is based?

$100,000 – $5,142.86 = $94,857.14

Result. The new “For Life” total withdrawal base is $94,857.14.

“For Life” guaranteed annual withdrawal amount after WD:

Because the “For Life” total withdrawal base was adjusted (due to excess withdrawal), we have to calculate a new maximum annual withdrawal amount for the 5% “For Life” guarantee that will be available starting on the calendar anniversary.

Step One. What is the “For Life” maximum annual withdrawal amount for calendar year 2?

$94,857.14 (total withdrawal base at the beginning of calendar year 2) * 5% = $4,742.86

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Result. Beginning in calendar year 2, the maximum you can take out in the calendar year is $4,742.86 annually without causing an excess withdrawal for the “For Life” guarantee and further reduction of the “For Life” guarantee.

Calendar Year 2:

TWB = $94,857.14

MRWA = $92,485.71

MAWA = 5% WD would be $4,742.86 (5% of TWB $94,857.14)

Assumed WD = $4,742.86

Excess withdrawal (“EWD”) = none

Assumed PV = $95,000.00

Step One. Is any portion of the total withdrawal greater than the maximum annual withdrawal amount?

No.

Step Two. What is the minimum remaining withdrawal amount after the withdrawal has been taken?

1.	Total to deduct from the minimum remaining withdrawal amount is $4,742.86 (there is no excess to deduct).

2.	$92,485.71 – $4,742.86 = $87,742.85

Calendar Year 3:

TWB = $94,857.14

MRWA = $87,742.85

MAWA = 5% WD would be $4,742.86 (5% of TWB $94,857.14)

Assumed WD = $7,000.00

Excess withdrawal (“EWD”) = $2,257.14 ($7,000 – $4,742.86)

Assumed PV = $85,000.00

“For Life” minimum remaining withdrawal amount after WD:

Step One. Is any portion of the total withdrawal greater than the guaranteed annual withdrawal amount?

Yes. $7,000.00 – $4,742.86 = $2,257.14 (the excess withdrawal amount)

Step Two. How much of the minimum remaining withdrawal amount is effected by the excess withdrawal?

1.	Formula for pro rata amount is: (EWD / (PV – MAWA)) * (MRWA – MAWA)

2.	$2,257.14 / ($85,000.00 – 4,742.86)) * ($87,742.85 – $4,742.86) = $2,334.28

Step Three. Which is larger, the actual $2,257.14 excess withdrawal or the $2,334.28 pro rata amount?

$2,334.28 pro rata amount

Step Four. What is the minimum remaining withdrawal amount after the withdrawal has been taken?

1.	Total to deduct from the minimum remaining withdrawal amount is $4,742.86 (MAWA) + $2,334.28 (pro rata excess) = $7,077.14

2.	$87,742.85 – $7,077.14 = $80,665.71

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“For Life” total withdrawal base after WD:

Step One. The total withdrawal base is only reduced by amount of the excess or the pro rata amount if greater.

Step Two. Calculate how much the total withdrawal base is effected by the excess withdrawal.

1.	The formula is (EWD / (PV – MAWA)) * TWB before any adjustments

2.	($2,257.14 / ($85,000.00 – $4,742.86)) * $94,857.14 = $2,667.75

Step Three. Which is larger, the actual $2,257.14 excess withdrawal or the $2,667.75 pro rata amount?

$2,667.75 pro rata amount

Step Four. What is the new total withdrawal base upon which the maximum annual withdrawal amount is based?

$94,857.14 – $2,667.75 = $92,189.39

Result. The new “For Life” guarantee is $92,189.39.

“For Life” guaranteed annual withdrawal amount after WD:

Because the “For Life” total withdrawal base was adjusted (due to excess withdrawal) we have to calculate a new maximum annual withdrawal amount for the 5% “For Life” guarantee that will be available starting in the fourth calendar year.

Step One. What is the “For Life” maximum annual withdrawal amount for calendar year 4?

$92,189.39 (the adjusted total withdrawal base) * 5% = $4,609.47

Result. Beginning in calendar year 4, the maximum you can take out in a calendar year is $4,609.47 annually without causing an excess withdrawal for the “For Life” guarantee and further reducing the “For Life” total guarantees.

Calendar Year 10:

TWB = $92,189.39

MRWA = $80,866.09

Assumed MRD = $6,000.00

MAWA = 5% WD would be $4,609.47 (5% of TWB $92,189.39), maximum of

MRD and 5% of TWB is the $6,000 MRD

Assumed WD = $6,000

Excess withdrawal (“EWD”) = 0

Assumed PV = $100,000

Step One. Is any portion of the total withdrawal greater than the maximum annual withdrawal amount?

No.

Step Two. What is the minimum remaining withdrawal amount after the withdrawal has been taken?

1.	Total to deduct from the minimum remaining withdrawal amount is $6,000 (there is no excess to deduct).

2.	$80,866.09 – $6,000.00 = $74,866.09

Result. Beginning in calendar year 11, the total withdrawal base will stay at $92,189.39 but the minimum remaining withdrawal amount will be reduced to $74,866.09.

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